MediaOne Group, Inc.
Consolidated Operations Highlights- As Reported
(UNAUDITED)

                                  Three Months Ended        Year Ended
Dollars in millions, except         December 31,           December 31,
per share data                   1998         1997       1998      1997
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REVENUES                         $    643   $   972     $   2,882  $  3,847

Cost of sales                         230       310         1,013     1,255
Selling, general and admin.           216       377           926     1,305
                                  ------------------     ------------------
OPERATING CASH FLOW (1)               197       285           943     1,287
Depreciation & amortization          (288)     (378)       (1,182)   (1,257)
Interest expense, minority
 guarantee, other                    (137)     (181)         (569)     (765)
Equity losses in
 unconsolidated ventures             (144)     (414)         (417)     (909)
Gains on sales of investments(2)       28       313         3,939       421
Other income(expense)                (162)       32           (76)       16
Income tax benefit(expense)           168       113        (1,208)      380
                                  -------------------    ------------------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS               (338)     (230)        1,430      (827)
Discontinued operations income,
 net of tax (3)                        -        268        25,208     1,524
Extraordinary item, net of tax         -          -          (333)        -
                                  -------------------     -----------------
NET INCOME (LOSS)                    (338)       38        26,305       697
Preferred dividends                   (12)      (13)          (51)      (52)
Accretion of discount on
 preferred securities                  (4)        -            (4)        -
Loss on redemption of
 preferred securities                  -          -           (53)        -
                                  -------------------     -----------------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK                $   (354)  $    25     $  26,197  $    645
                                  ===================     =================
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AVERAGE SHARES OUTSTANDING (4)

 Basic                               604.4    607.3         607.6     606.7
 Diluted                             604.4    607.3         653.0     606.7
BASIC EARNINGS (LOSS) PER COMMON SHARE
 Earnings(loss)from continuing
  operations                     $   (0.58) $ (0.40)    $    2.18(5)$ (1.45)
 Total earnings (loss)           $   (0.58) $ (0.24)    $   42.14   $ (0.88)
DILUTED EARNINGS (LOSS) PER COMMON SHARE
 Earnings(loss) from continuing
  operations                     $   (0.58) $ (0.40)    $    2.10   $ (1.45)
 Total earnings(loss)            $   (0.58) $ (0.24)    $   39.29   $ (0.88)
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(1) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(2) Includes gain on sale of domestic wireless operations of $3,869 for the year ended December 31, 1998.
(3) Includes gain on separation from U S WEST Communications (USWC).
    This also includes income attributable to USW stock of zero for the three months and $589 for the year ended December 31, 1998, and $170 and $1,177 for the three months and year ended
    December 31, 1997, respectively.
(4) Actual shares outstanding as of December 31, 1998 and 1997 were
    603.5 million and 607.8 million, respectively.
(5) Adjusting for one time unusual transactions ($3.75 for domestic wireless operations, ($.16)Primestar investment loss and ($.01)
    other) EPS was ($1.40) for 1998.  1997 adjusted EPS was ($1.99).
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